Exhibit 3.1
State of Delaware Secretary of State Division of Corporations Delivered 12:26 PM 05/21/2009 FILED 12:11 PM 05/21/2009 SRV 090509933 - 3901974 FILE
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
AMERICAN COMMERCIAL LINES INC.
     American Commercial Lines Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter, the “Corporation”), does hereby certify that:
     1. The name of the corporation is American Commercial Lines Inc.
     2. Section 4.1(a) of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is amended in its entirety to read as follows:
     Section 4.1 Authorized Classes and Number of Shares.
     (a) The total number of shares of stock which the Corporation shall have authority to issue is fifty-five million (55,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock having a par value of $0.01 per share and five million (5,000,000) shares of Preferred Stock having no par value.
     Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, the shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding and the shares of the Corporation’s Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified into a smaller number of the Corporation’s Common Stock, par value $0.01, such that each three to ten shares of issued Common Stock will be combined into one (1) validly issued, fully paid and non-assessable, share of Common Stock, the exact ratio within the three-to-ten range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (such combination, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest) from the Corporation’s transfer agent in lieu of such fractional shares in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable.

     Stockholders who hold certificates that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall be entitled to receive such cash payment in lieu of fractional shares upon receipt by the Corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and the surrender of the stockholder’s Old Certificates. Upon surrender of Old Certificates, any full share represented by such Old Certificates which is to remain outstanding shall become uncertificated shares issued electronically in book-entry form under the direct registration system and no stock certificate shall be issued therefor, unless specifically requested by the stockholder after receipt of the direct registration statement. After the Effective Time, each Old Certificate that has not been surrendered shall represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.
     3. The amendment of the Certificate of Incorporation herein certified was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     4. The amendment of the Certificate of Incorporation herein shall be effective at 7:00 am, Eastern Daylight Saving Time, on May 26, 2009.
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by Dawn R. Landry, its Senior Vice President, General Counsel and Corporate Secretary, this 21st day of May, 2009

AMERICAN COMMERCIAL LINES INC.
By:	/s/ Dawn R. Landry
	Name:	Dawn R. Landry
Title: Senior Vice President General Counsel & Corporate Secretary

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